Exhibit 10.14

MANUFACTURING AGREEMENT

Between

Netro Corporation

And

Unity Wireless Systems Corporation

June 10, 2002

TABLE OF CONTENTS:
1.	Purpose of Agreement	Page 3
2.	Relationship of Parties	Page 4
3.	Manufacture of Products	Page 4
4.	Purchase and Sale of Products	Page 5
5.	Warranty	Page 8
6.	Terms	Page 9
7.	Force Majeure	Page 9
8.	No Rights	Page 10
9.	No Waiver of Rights	Page 10
10.	Indemnification	Page 11
11.	Limitation of Liability	Page 11
12.	Product Changes	Page 11
13.	Confidentiality	Page 12
14.	Entire Agreement	Page 12
15.	Non-Assignable	Page 13
16.	Notices	Page 13
17.	Severability of Provisions	Page 13
18.	Governing Law	Page 13
19.	Authority	Page 14
20.	Compliance with Laws	Page 14
21.	Right of Entry	Page 14
22.	Execution	Page 14
23.	Exhibit A (Deliverables and Prices)	Page 15
24.	Exhibit B (Specifications)	Page 16
25.	Exhibit C (Warranty)	Page 17

MANUFACTURING AND ENGINEERING SERVICES AGREEMENT

This Manufacturing and Engineering Services Agreement, (the "Agreement"), effective as of June 6, 2002 ("Effective Date"), is made by and between Unity Wireless Systems Corporation, a corporation organized under the laws of the Province of British Columbia, Canada and having its principal office at 7438 Fraser Park Drive, Burnaby, BC, Canada V5J 5B9, ("Manufacturer") and Netro Corporation, a Delaware corporation having its principal office at 3860 N. First Street, San Jose, California 95134 USA (the "Company").

RECITALS

WHEREAS, the Company is engaged in the design, manufacture and sale of broad-band, wireless telecommunications equipment which incorporate RF amplifiers as a major component of its fixed wireless downlink subsystem;

WHEREAS, the Manufacturer is an established leader in the design and manufacture of custom RF Amplifiers;

NOW, THEREFORE, in order to allow Manufacturer to develop and manufacture the 3.5Ghz Base 4.0 watt amplifier designed to meet the Company's specification #12817 (the "Product") also known as "Orca", and allow the Company and its approved contract manufacturing partners ("Agents") to receive Product from Manufacturer, and in consideration of the mutual promises herein contained, it is agreed as follows:

1. Purpose

The purpose of this Agreement is to set forth the terms and conditions applicable to the design, manufacture and sale by Manufacturer to Company and/or its Agents of the Product, as mutually agreed to between Manufacturer and the Company from time to time, usually stipulated through purchase orders and/or statement of work. Manufacturer and the Company will work together in a spirit of cooperation to complete the final specifications of the Product, such agreed-to specifications for Product will become part of the Agreement as Exhibit "B" and may be modified from time to time by written mutual agreement of the parties. Company agrees that, for the duration of this Agreement unless terminated for cause according to Section 6 of this Agreement, it will purchase at least 75% of its needs for Product from Manufacturer so long as Manufacturer's prices, quality, delivery, terms, and other conditions are competitive with those offered by other suppliers in the marketplace, and subject to the terms and conditions of Sections 4 and 6 of this Agreement. Manufacturer will deliver pre-production Products ("Prototypes", "Alpha" Products) to Company according to the schedule of delivery in Exhibit "A". Any additional terms or conditions proposed by Company or Manufacturer are not applicable unless expressly approved and agreed to in writing and signed by authorized representatives of both parties, and in the event that the terms of any other document conflict with the terms of this Agreement, even if agreed to by the parties, this Agreement shall govern.

2. Relationship of the Parties

This Agreement does not constitute Company or Manufacturer as an employee, agent, or legal representative of or a joint venturer or partner with, the other party for any purpose whatsoever. The Company or Manufacturer is not granted, nor shall it represent that it has been granted, any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of, or in the name of, the other party, to incur debts or make collections for the other party or to bind the other party in any manner whatsoever. It is the intent of the parties hereto to create the relationship on the part of the Manufacturer of an independent contractor, for whose actions or failure to act, the Company shall not be responsible.

3. Manufacture of Products

a. Manufacture. Manufacturer will manufacture the Products using the best quality and manufacturing processes to meet the engineering specifications as provided by the Company prior to the commencement of contracts as specified in purchase orders and subject to revisions and changes from time to time as expressly approved by both parties. Following the Effective Date, Manufacturer may conduct quality and manufacturing process improvements for the purpose of reducing costs, shortening manufacturing cycle time, or improving quality. The changes in quality and manufacturing process improvements are subject to the Company's quality audit quality expectations as described in Section 3b. Any changes to Product that affect form, fit, or function must have prior written approval by the Company. Manufacturer and the Company will work together wherever practical to leverage the use of common contract manufacturing partners to reduce the supply chain and minimize costs.

b. Quality. All Products manufactured by Manufacturer for the Company shall conform to Manufacturer's quality procedures and workmanship standards consistent with IPC-A-610 class II, meet or exceed ISO 9000 standards, and comply with all of the quality requirements of Netro's Corporate Quality Manual (Standard 01.001).

c. Ownership of Documentation. Documentation used in the manufacture of product under this contract shall be deemed to be the Confidential Information of Manufacturer and shall be solely owned by Manufacturer.

d. Documentation. Manufacturer will maintain a comprehensive system to document the design, materials, information, data, manufacturing processes and techniques, contract manufacturer contact list, and test data used in connection with the manufacture of the Product (the "Documentation"). Manufacturer will update the Documentation upon each release of a new version of a Product and each material change to the manufacturing process for a Product. Manufacturer agrees to provide the Documentation of Product to a 3rd party Escrow manager at the Company's option and expense, to be released to the Company in event Manufacturer (i) breaches any material provision of the agreement and does not cure or make satisfactory progress towards a cure of such breach within thirty (30) calendar days after receiving written notice of the breach; (ii) any act of insolvency or bankruptcy by Manufacturer; (iii) the merger or acquisition of manufacturer unless the assignee confirms its obligations under the terms and conditions of this Agreement. Upon each update of the Documentation, Manufacturer will provide such 3rd party Escrow manager with a complete copy of such updated Documentation. Upon the occurrence of the conditions for release of the Documentation, the Company will receive a perpetual, royalty-free, worldwide license to take any actions with respect to the product and its Documentation in its base stations, but not for resale of Products other than as part of its base stations or sub-licensing of the technology to third parties for any other reason than inclusion in the company's base stations or support thereof.

e. Manufacturing Data Collection. Manufacturer shall collect applicable manufacturing data so as to establish time, quality, and material standards, improve yield margin, track and resolve recurring yield loss, and provide feedback to the Company on manufacturability improvements and design margin enhancements providing status on a quarterly, and annual basis or as agreed by the parties from time to time.

4. Purchase, Acceptance, and Sale of Products

a. Forecast. The Company's approved contract manufacturing partner, with support from the Company, will be responsible for providing Manufacturer with a mutually agreed forecasting method that will assure Manufacturer reasonable information to support its manufacturing process.

b Orders. The Company and/or Agent agrees to place purchase orders for a minimum of 500 Production Products from Manufacturer by December 31, 2002 with delivery of 250 to be taken by March 31st 2003 and the balance of 250 by June 30, 2003. These dates are predicated on the completion of deliverables and acceptance of Product according to the schedule in Exhibit A, and may be delayed if development is delayed, but delivery to be no later than 12 months from approval and release of Product to Production. Each purchase order hereunder shall be subject to the following terms and conditions, notwithstanding anything contained in the purchase order to the contrary.

c. Acceptance and Rejection. Manufacturer will accept or reject purchase orders from The Company in a written notice within five (5) working days of receipt thereof, provided, however, that Manufacturer shall be required to accept any purchase order requests for delivery no sooner than eight (8) calendar weeks from the date of receipt of such purchase order. Failure by Manufacturer to reject a purchase order within the timeframe specified above shall be deemed to be acceptance of a purchase order hereunder.

d. Price. The price for the Product is per the schedule attached in Exhibit A. All such prices will be FOB Manufacturer's facility located at 7438 Fraser Park Drive, Burnaby, BC, Canada V5J 5B9 unless otherwise mutually agreed by the parties in writing (the "FOB Location"). The Company may elect to pay a one-time, non-recurring engineering fee of $50,000 (US) for "Enclosure NRE" to fund die-cast mold-making for the enclosure assembly; Products shipped after the development of the die cast enclosure (but in any event no more the four (4) months after receipt of the Enclosure NRE payment) will reflect the reduced prices shown in Exhibit A under the heading "with NRE". Manufacturer agrees to use its best efforts to develop the die cast mold as soon as possible following the payment of the Enclosure NRE.

Manufacturer will use its commercially reasonable efforts, with the assistance of the Company, to implement an ongoing cost reduction program that will aim at a price reduction to the Company of fifteen percent (15%) per annum. Beginning in third (3rd) quarter of 2003, and every six (6) months thereafter, the parties will meet to discuss in good faith revisions to the pricing in order to reflect competitive pressures and other then-current market conditions.

Manufacturer agrees to update the Specifications and Documentation to reflect all such cost reduction efforts and any such revised materials shall be deemed "Specifications" and/or "Documentation" for all purposes under this Agreement. Notwithstanding the foregoing, no change will be made to the Specifications of or manufacturing process for a Product without the prior written approval of The Company in accordance with the provisions of Section 3 hereof.

e. Delivery. All purchase orders issued by the Company will be shipped according to the schedule provided in the applicable purchase order. Deliveries will be marked as instructed by the party placing such order, including without limitation, with bar code labels as specified by the Company and/or Agents from time to time, and will include all relevant test data for such shipment. All shipments of Products are FOB the FOB Location with method of shipment and insurance specified by and paid for by the party placing the order. If a Product is not available for more than ten (10) days from the agreed to delivery date, Manufacturer shall accrue a late fee of fifteen one-hundredths of one percent (0.15%) of the selling price for such Product(s) which is (are) delayed in such order for each day that such order is delayed beyond the 10 days, up to a maximum of 7.5% of the selling price of the Product. This penalty will only be applied if the delay is caused by an error related to the Manufacturer. If the delay is due to items beyond the control of the Manufacturer (i.e. ECO change, vendor push out of material with little or no notice, etc) the penalty will not be applied.

f. Rescheduling. A purchase order may be rescheduled as follows:

Number of Calendar Days Advance Notice.	Percentage of Scheduled Shipment that may be rescheduled (Increased or decreased) without penalty
0-30 days	0%
31-60 days	Up to 25%
61-90 days	Up to 50%
91 or more days	Up to 100%

The reschedule of each purchase order can only be extended once, and the push out time cannot exceed 60 days from the original purchase order commit date.

g. Cancellation. The Company shall be liable to Manufacturer for restocking charges, transportation charges and other direct charges for unique components incurred by Manufacturer on The Company's cancellation of any firm purchase order(s) within 90 days of delivery hereunder or The Company's termination of this Agreement. (Manufacturer will provide back up data with invoices). The Company may, at its option, take delivery of any excess unique, non standard components resulting from such a cancellation or termination. If The Company decides not to take delivery of unique, non standard excess components, the Manufacturer will make best efforts to sell the excess components in the open market and charge the Company for the variance between the original cost and the price received for the part in the open market. If Manufacturer is unable to sell the excess components in the open market within Sixty days (60), Manufacturer will receive payment from the Company for the original cost of the part

h. Payment. Payment is due and payable forty-five (45) calendar days from the date of issuance of the invoice or shipment of the Products; whichever is later (the "Payment Date").

i. Acceptance and Rejection of Deliveries. The basic acceptance criteria for Products shall be conformance to the Specifications provided by The Company. The Company, or its third party contractors will accept or reject deliveries of the Products within ten (10) working days of receipt of such Products. Such party may elect to reject Products individually or reject lots on the basis of agreed upon sample. Any Product (or lot of Products based on a sample), which fails to meet the Specifications due to the fault of Manufacturer, will be replaced or repaired by Manufacturer. All such products shall be tracked by Manufacturer's RMA system. Manufacturer shall provide monthly reports on the status of all RMAs, statistics of failures, and associated corrective actions. After repair, Manufacturer shall return RMA'ed material to the Company with a turnaround time of not more than 25 business days after which The Company may request new material for replacement or cancel the original order for the purchase. If the recipient of an order does not provide the Manufacturer such notice within the ten (10) working day period the Product shall presumed to have been accepted, and any defective Products will be dealt with thereafter as warranty claims.

5. Warranty

Manufacturer product warranty is covered in Exhibit "C" attached hereto.

6. Term

a. Termination. The term of this Agreement shall be three (3) years from the Effective Date. At anytime prior the expiration of the initial term, the Company may, at its sole option, renew this Agreement for an additional three (3) year term, by written notice to Manufacturer. This Agreement may otherwise be terminated as hereinafter provided:

Either party may immediately terminate this Agreement at any time if the other party hereto (1) breaches any material provision of this Agreement (specifically including but not limited to quality, delivery and price provisions)) and does not cure or make satisfactory progress towards a cure of such breach within thirty (30) calendar days after receiving written notice of the breach; (2) is adjudged insolvent; (3) admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; (4) files a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended; or (5) such a petition is filed by any third party, and is not resolved favorably to the other party within sixty (60) days, or (6) repeated failure to pay invoices for Products within terms of this Agreement.

b. Effect of Termination. In the event of termination as herein provided, Manufacturer shall (i) upon the request of The Company, satisfy any outstanding accepted purchase orders, and (ii) release to The Company all Product information, software, firmware, drawings, test fixtures and test equipment The Company may have supplied or paid for in connection with this. Sections 3(d), 5, 6(b), 8, 10, 11, 13, 15, 17, 18, 21 and of this Agreement shall survive the termination of this Agreement.

7. Force Majeure

Manufacturer will exercise every reasonable effort to meet any quoted or agreed upon shipment date or dates. Manufacturer shall not, however, be liable for any loss or damage, including consequential damages, due to delays or failure to ship resulting from any cause beyond its reasonable control, such as, but not limited to, securing necessary export licenses, compliance with government law or regulation, acts of God, acts or omissions of the Company, acts of civil or military authority, judicial action, defaults of subcontractors or vendors, labor disputes, failure or delays in transportation, embargoes, wars or riots, or the inability of carriers to make scheduled deliveries. Notwithstanding the foregoing, in the event that such condition extends for more than sixty calendar days (60), the Company or its Agents may cancel any orders pending with Manufacturer without penalty.

8. No Rights

Manufacturer agrees that it will not in any manner represent that it has ownership of the trade name "Netro Corporation" or any other trade name or trademark used by The Company to identify the Products or used in connection with the Products. Manufacturer further agrees that it will not register or attempt to register any such trade names or trademarks under the laws of any jurisdiction, and will not at any time do, or cause to be done, any act or thing contesting, or in any way impairing or tending to impair, any part of The Company's right, title, and interest in such trade names or trademarks, whether or not they are registered in the jurisdictions in which Manufacturer is located or does business. Nothing in this Agreement shall be construed as granting to Manufacturer or conferring on Manufacturer any rights by license or otherwise to the Company's patent, trademark, copyright, know how or other proprietary or confidential rights.

The Company agrees that it will not in any manner represent that it has ownership of the trade name "Unity Wireless Corporation" or any other trade name or trademark used by Manufacturer to identify the Products or used in connection with the Products. The Company further agrees that it will not register or attempt to register any such trade names or trademarks under the laws of any jurisdiction, and will not at any time do, or cause to be done, any act or thing contesting, or in any way impairing or tending to impair, any part of Manufacturer's right, title, and interest in such trade names or trademarks, whether or not they are registered in the jurisdictions in which The Company is located or does business. Nothing in this Agreement shall be construed as granting to The Company or conferring on The Company any rights by license or otherwise to Manufacturer's patent, trademark, copyright, know how or other proprietary or confidential rights.

9. No Waiver of Rights

A failure by one of the parties to this Agreement to assert its rights for or upon any breach of this Agreement shall not be deemed a waiver of such rights, nor shall any such waiver be implied from the acceptance of any payment. No waiver in writing by one of the parties hereto, with respect to any right, shall extend to or affect any subsequent breach, either of like or different kind, or impair any right consequent thereon.

10. Indemnification

Manufacturer shall defend, indemnify and hold harmless the Company and its directors, officers, shareholders, employees and agents, from and against any loss, cost damage or expense (including without limitation, attorney's fees) incurred by them, regardless of how caused if arising out of (i) any defect arising from the design, manufacture, assembly or test of the Products procured from Manufacturer hereunder, and (ii) the negligence of the employees, consultants or authorized agents of Manufacturer; (iii) a claim that the Products infringe the valid intellectual property rights of a third party unless such infringement arises from (A) any modification of the Products by the Company or its agents in a way not approved in writing by Manufacturer, or (B) the inclusion or use of any technology, information or other material provided by the Company in the Products. Manufacturer will not be required to provide such defense and indemnification if such loss was caused solely by the negligence or willful misconduct of the Company, its employees, or its authorized agents.

Each party's indemnification obligations hereunder shall be subject to the indemnified party (i) notifying the indemnifying party within a reasonable time of any such claim, (ii) providing the indemnifying party with sole control of the defense or settlement of such claim, and (iii) providing the indemnifying party, with such reasonable assistance as the indemnifying party may request to assist it in defending or settling such claim.

11. Limitation of Liability

Except for each party's indemnification obligations (Section 10), or any breach of confidentiality (Section 13), neither party nor its suppliers shall be liable for any indirect, incidental, special, or consequential damages, including but not limited to, loss of profits or revenue, or cost of substituted facilities, equipment or services which arise out of performance or failure to perform any obligation contained within this agreement, whether the claim is in contract, tort (including negligence), strict liability or otherwise, even if such party has been advised of the possibility of such damages.

12. Product Changes

Manufacturer understands and agrees that the Company from time to time may make changes to the design and/or Specifications of Product involved with this Agreement. Changes will be documented and provided to Manufacturer via Engineering Change Orders ("ECOs"). Each ECO will specify an effective date for the change. Upon receipt of an ECO, Manufacturer shall review it and provide a written response to the Company within five (5) working days stating any impact to schedule or price. Manufacturer will use its best efforts to implement any ECO as rapidly as possible, provided that Manufacturer shall not implement any ECO which delays any delivery schedule or increases price to the Company without first obtaining written authorization from the Company. Upon adoption of any ECO that has a material impact on the price for a Product, Manufacturer will re-quote a firm price for such Product in accordance with the provisions of Section 4(d) hereof. Manufacturer may also propose engineering changes to The Company from time to time, which The Company will evaluate in good faith, and convert to ECOs if appropriate.

In the event that The Company develops new or replacement products which are suitable for manufacturer by Manufacturer, the parties will work together in good faith to add such products to Appendix A hereto and have such products manufactured and sold hereunder.

13. Confidentiality

a. Confidential Information. Each party hereto agrees that (i) the Specifications, (ii) the Documentation, (iii) the Deliverables, (iv) the existence and terms of this Agreement, (v) any forecasts provided hereunder, (vi) all information regarding number, quantity, and status of the Products, and (vii) any other information disclosed by the Company to Manufacturer, or by Manufacturer to The Company, hereunder are the Confidential Information of the Company and shall be governed by the terms of the Mutual Nondisclosure Agreement between The Company and Manufacturer dated February 8, 2002 (the "NDA"), which is incorporated by reference herein. The parties hereby agree that notwithstanding the provisions of the NDA, such agreement shall prevail and shall be in full force and effect during the term of this Agreement and for a period of two (2) years following the expiration of this Agreement.

b. Publicity. Neither party shall make any public announcement or press release regarding this Agreement or the relationship between the parties, or including the name, trade name or trademarks of the other party without the prior written consent of such party, which consent will not be unreasonably withheld.

14. Entire Agreement

This instrument including the referenced Appendices and the NDA constitutes the entire Agreement relative to the establishment of the manufacturer relationship between the Company and Manufacturer.

The Company and its Agents may use its standard forms to issue purchase orders, specify quantities, authorize prices, change schedules, modify specifications and documentation or provide other notices as provided for in this Agreement. In the event of any conflict, discrepancy or inconsistency between this Agreement and any other document delivered or exchanged between the parties with respect to the subject matter hereof, the terms and conditions of this Agreement shall prevail to the extent of such conflict, discrepancy or inconsistency.

15. Non-Assignable

This Agreement may not be transferred or assigned in whole or in part by either party without the prior written consent of the other party, provided however that (i) the Company may assign its right to purchase Products hereunder to any third party who provides services to the Company, and (ii) either party may transfer and/or assign this agreement to any third-party who acquires either party by means of a merger, acquisition or a purchase of all or substantially all of the stock or assets of the party, provided that the assignee confirms its obligations under the terms and conditions of this Agreement. Nothing in this clause shall restrict Manufacturer from using contract manufacturing operations to manufacture all or portions of Products; however such contract manufacturing shall not in any way reduce or alter Manufacturer's responsibilities under this Agreement. Any attempted assignment in violation of this Section shall be void. Manufacturer will not sell any Products to any party other than The Company or a party authorized in writing for such purchase by The Company.

16. Notices

All notices given pursuant to this Agreement shall be in the English language. Notices shall be deemed effective on the day they are received by the other party by certified or registered mail, return receipt requested, addressed to the other party at the address stated on the first page of this Agreement or at any superseding address so notified hereunder.

17. Severability of Provisions

The invalidity under applicable law, regulations, or other governmental restrictions or prohibitions of any provisions of this Agreement shall not affect the validity of any other provisions of this Agreement, and in the event that any provision hereof be determined to be invalid or otherwise illegal, this Agreement shall remain effective and shall be construed in accordance with its terms as if the invalid or illegal provision were not contained herein.

18. Governing Law

This Agreement is deemed entered into in San Jose, California, and shall in all respects be governed by and construed under the laws of the state of California as such laws are applied to agreements between California residents entered into and performed entirely within California. Any litigation or other dispute resolution between the parties relating to this Agreement will take place in the state or federal courts located in Santa Clara County, California, and each party hereby consents to the jurisdiction and venue of such courts.

19. Authority

The Company and Manufacturer each represent to the other that it has due and proper authority to make and perform all duties and obligations stipulated herein and contemplated by this Agreement.

20. Compliance with Laws

Each party agrees to comply with all applicable U.S. regulations with respect to the manufacture and sale of the Products hereunder, including without limitation, the Foreign Corrupt Practices Act and the Export Administration Act.

21. Right of Entry

The Company shall have the right to inspect the facilities of Manufacturer during Manufacturer's normal business hours in order to conduct customer tours, inspect manufacturing and other processes, and verify compliance with laws and quality specifications hereunder, upon reasonable advance notice to Manufacturer.

22. Execution

This Agreement may be executed in counterparts, each of which shall be enforceable against the party or parties actually executing such counterparts, and all of which together shall constitute one instrument. The parties may exchange executed copies of this Agreement by facsimile, and any such facsimile signatures shall be binding upon the party transmitting its signature. Any party providing facsimile signatures hereunder will, promptly following the Effective Date, provide the other party hereto with an originally executed Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals the day and year showed below.

Netro Corporation

/s/ John Saw, SVP
Signature John Saw, SVP
Date: 6/14/02

Unity Wireless Systems Corporation

/s/ signed
Signature
Date: June 11/02